Exhibit 99

Company Contact:

Ronald H. Spair
Chief Financial Officer
610-882-1820
Investorinfo@orasure.com www.orasure.com

OraSure Announces 2010 First Quarter Financial Results

BETHLEHEM, PA – May 5, 2010 – (Globe Newswire) – OraSure Technologies, Inc. (NASDAQ: OSUR), a market leader in oral fluid diagnostics, today announced revenues of $17.9 million for the three months ended March 31, 2010, compared to $17.3 million recorded for the three months ended March 31, 2009. Increased sales of cryosurgical systems products and higher licensing and product development revenues were partially offset by lower revenues from the Company’s infectious disease testing and insurance risk assessment businesses. Revenues in the current quarter include a $1.0 million milestone payment that was received under the terms of a collaboration agreement for the development and promotion of the Company’s OraQuick® rapid HCV test.

The Company recorded a net loss of $2.2 million, or $0.05 per share for the first quarter of 2010 compared to a net loss of $1.6 million, or $0.04 per share, for the first quarter of 2009.

“Our first quarter was one of accomplishment and challenge,” said Douglas A. Michels President and CEO of OraSure Technologies. “While we did not meet our top-line revenue expectations, we exceeded bottom line guidance for the quarter. Current economic conditions led to reductions in public health funding that impacted customer orders of our infectious disease products. Nevertheless, we continued to make progress on our HCV and HIV-OTC clinical programs, which are critical to the future growth of our business.”

Gross margin in the first quarter of 2010 remained flat at 64% compared to the first quarter of 2009. Gross margin for the current period benefited from a $1.0 million milestone payment related to the Company’s OraQuick® rapid HCV test.

Operating expenses for the first quarter of 2010 increased to $13.6 million, from $12.8 million in the comparable period in 2009. This increase was primarily attributable to an increase in sales and marketing and general and administrative costs, partially offset by lower research and development expenses.

Cash, cash equivalents and short-term investments totaled $73.4 million and working capital was $86.6 million at March 31, 2010, compared to $79.7 million and $89.4 million, respectively, at December 31, 2009. Cash flow used in operating activities for the three months ended March 31, 2010 was $5.0 million, compared to the $2.7 million used in operating activities for the three months ended March 31, 2009. The increase in the use of cash flow was largely the result of the Company’s net loss for the quarter and payment of certain 2009 accruals, partially offset by a decrease in accounts receivable.

Second Quarter 2010 Outlook

The Company expects total revenues for the second quarter of 2010 to range from approximately $17.0 to $17.5 million. The Company is currently projecting a loss per share for the second quarter of 2010 of approximately $0.07 to $0.08.

Financial Data

	Condensed Financial Data (In thousands, except per-share data and percentages)
	(Unaudited)
	Three months ended March 31,
	2010	2009
Results of Operations
Revenues	$17,945	$17,256
Cost of products sold	6,541	6,284

Gross profit	11,404	10,972

Operating expenses:
Research and development	3,107	3,352
Sales and marketing	5,694	5,023
General and administrative	4,779	4,457

Total operating expenses	13,580	12,832

Operating loss	(2,176)	(1,860)
Other income (expense), net	(19)	242

Pre-tax loss	(2,195)	(1,618)
Income tax benefit	—	—

Net loss	$(2,195)	$(1,618)

Loss per share
Basic and diluted	$(0.05)	$(0.04)

Weighted average shares:
Basic and diluted	46,112	45,838

Market Review

As previously disclosed, an increasing number of the Company’s public health customers in the U.S. are supplying hospitals with OraQuick Advance® HIV tests purchased from the Company. This overlap is making it more difficult to track OraQuick Advance® sales into these markets separately. In addition, several of the Company’s laboratory customers are performing substance abuse drug testing for both the criminal justice and workplace testing markets in the U.S., which is making it increasingly difficult to track Intercept® revenues separately in these markets as well. Since these trends are expected to continue, the Company is now reporting public health and hospital sales of the OraQuick Advance® HIV test in the U.S. as a combined domestic market and criminal justice and workplace testing sales of the Company’s Intercept® test as a combined domestic market. Prior year amounts have been reclassified to conform to the current presentation.

	Three months ended March 31,
				Percentage of
	Dollars		%	Total Revenues
Market Revenues (Unaudited)	2010	2009	Change	2010	2009

Infectious disease testing	$9,481	$10,451	(9)%	53%	61%
Substance abuse testing	2,713	2,690	1	15	16
Cryosurgical systems	2,994	2,145	40	17	12
Insurance risk assessment	1,384	1,635	(15)	7	9

Product revenues	16,572	16,921	(2)	92	98
Licensing and product development	1,373	335	310	8	2

Total revenues	$17,945	$17,256	4%	100%	100%

	Three months ended
	March 31,		%
OraQuick® Revenues	2010	2009	Change

Domestic	$8,733	$9,299	(6)%
International	336	459	(27)

Total OraQuick® revenues	$9,069	$9,758	(7)%

	Three months ended
	March 31,		%
Intercept® Revenues	2010	2009	Change

Domestic	$1,528	$1,577	(3)%
International	517	523	(1)

Total Intercept® revenues	$2,045	$2,100	(3)%

	Three months ended
	March 31,		%
Cryosurgery Revenues	2010	2009	Change

Professional domestic	$1,210	$942	28%
Professional international	270	629	(57)
OTC domestic	45	57	(21)
OTC international	1,469	517	184

Total cryosurgery revenues	$2,994	$2,145	40%

Balance Sheets (Unaudited)	March 31, 2010	December 31, 2009
Assets
Cash, cash equivalents and short-term investments	$73,361	$79,670
Accounts receivable, net	12,103	13,693
Inventories	9,309	8,845
Other current assets	3,381	2,610
Property and equipment, net	19,971	20,014
Other non-current assets	2,986	2,159

Total assets	$121,111	$126,991

Liabilities and Stockholders’ Equity
Current portion of long-term debt	$500	$510
Accounts payable	3,116	3,370
Accrued expenses	7,955	11,503
Long-term debt	7,667	7,792
Other liabilities	9	9
Stockholders’ equity	101,864	103,807

Total liabilities and stockholders’ equity	$121,111	$126,991

	Three months ended March 31,
Additional Financial Data (Unaudited)	2010	2009

Capital expenditures	$532	$453
Depreciation and amortization	$650	$848
Purchase and retirement of common stock	$—	$309
Cash flows used in operating activities	$5,004	$2,650
Accounts receivable – days sales outstanding	61 days	59 days

Conference Call

The Company will host a conference call and audio webcast to discuss the Company’s 2010 first quarter financial results, business developments and certain 2010 financial guidance, beginning today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). On the call will be Douglas A. Michels, President and Chief Executive Officer, and Ronald H. Spair, Chief Financial Officer and Chief Operating Officer. The call will include prepared remarks by management and a question and answer session.

In order to listen to the conference call, please either dial 877-348-9357 (Domestic) or 970-315-0488 (International) and reference Conference ID #69378968, or go to OraSure Technologies’ web site, www.orasure.com, and click on the Investor Info link. A replay of the call will be archived on OraSure Technologies’ web site shortly after the call has ended and will be available for seven days. A replay of the call can also be accessed until May 12, 2010, by dialing 800-642-1687 (Domestic) or 706-645-9291 (International) and entering the Conference ID #69378968.

About OraSure Technologies

OraSure Technologies develops, manufactures and markets oral fluid specimen collection devices and tests and other diagnostic products using proprietary technologies, including immunoassays and other in vitro diagnostic tests and other medical devices. These products are sold in the United States and certain foreign countries to clinical laboratories, hospitals, clinics, community-based organizations and other public health organizations, distributors, government agencies, physicians’ offices, and commercial and industrial entities. For more information on the Company, please visit www.orasure.com.

Important Information

This press release contains certain forward-looking statements, including with respect to expected revenues, earnings/loss per share, net income (loss), expenses, cash flow or other financial performance or developments, expected regulatory filings and approvals, planned business transactions, views of future industry, competitive or market conditions, and other factors that could affect our future operations, results of operations or financial position. Forward-looking statements are not guarantees of future performance or results. Known and unknown factors that could cause actual performance or results to be materially different from those expressed or implied in these statements include, but are not limited to: ability to market and sell products, whether through an internal, direct sales force or third parties; ability to manufacture products in accordance with applicable specifications, performance standards and quality requirements; changes in relationships, including disputes or disagreements, with strategic partners or other parties and reliance on strategic partners for the performance of critical activities under collaborative arrangements; failure of distributors or other customers to meet purchase forecasts or minimum purchase requirements for the Company’s products; impact of replacing distributors and success of direct sales efforts; inventory levels at distributors and other customers; impact of competitors, competing products and technology changes; impact of the economic downturn, high unemployment and poor credit conditions; reduction or deferral of public funding available to customers; competition from new or better technology or lower cost products; ability to develop, commercialize and market new products; market acceptance of oral fluid testing or other products; changes in market acceptance of products based on product performance, extended shelf life or other factors; continued bulk purchases by customers, including governmental agencies, and the ability to fully deploy those purchases in a timely manner; ability to fund research and development and other products and operations; ability to obtain and maintain new or existing product distribution channels; reliance on sole supply sources for critical product components; availability of related products produced by third parties or products required for use of our products; ability to obtain, and timing and cost of obtaining, necessary regulatory approvals for new products or new indications or applications for existing products; ability to comply with applicable regulatory requirements; history of losses and ability to achieve sustained profitability; ability to utilize net operating loss carry forwards or other deferred tax assets; volatility of our stock price; uncertainty relating to patent protection and potential patent infringement claims; uncertainty and costs of litigation relating to patents and other intellectual property; availability of licenses to patents or other technology; ability to enter into international manufacturing agreements; obstacles to international marketing and manufacturing of products; ability to sell products internationally, including the impact of changes in international funding sources; loss or impairment of sources of capital; ability to meet financial covenants in agreements with financial institutions; ability to retain qualified personnel; exposure to product liability and other types of litigation; changes in international, federal or state laws and regulations; customer consolidations and inventory practices; equipment failures and ability to obtain needed raw materials and components; the impact of terrorist attacks and civil unrest; ability to identify, complete and realize the full benefits of potential acquisitions; and general political, business and economic conditions. These and other factors are discussed more fully in the Company’s Securities and Exchange Commission filings, including its registration statements, Annual Report on Form 10-K for the year ended December 31, 2009, Quarterly Reports on Form 10-Q, and other filings with the SEC. Although forward-looking statements help to provide information about future prospects, readers should keep in mind that forward-looking statements may not be reliable. The forward-looking statements are made as of the date of this Note and OraSure Technologies undertakes no duty to update these statements.

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